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                                                                   Exhibit 10(i)


                             VISTA RESOURCES, INC.

                            INTER-OFFICE MEMORANDUM



DATE:            August 1, 1995

TO:              L. P. KLAMON

FROM:            S. W. NORWOOD III

SUBJECT:         RESIGNATION FROM VISTA

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In connection with my resignation as an officer of Vista Resources and its subsidiaries as of July 31, 1995, the following constitutes our understanding and agreement which supersedes and replaces any prior agreements on the items discussed below:

1. My official responsibilities as an officer and director of Vista Resources and its subsidiaries will end as of the conclusion of business on July 31, 1995.

2. I will assist in the transition on a mutually agreeable basis during the period from this date through January 15, 1996.

3. Vista will pay my current salary, director's fees and benefits including monthly membership fees for the 191 Club as though I were a full time employee and director of American Southern through January 15, 1996, and I will be fully vested in the Vista 401K retirement and profit sharing plan.

4. I have a stock option which allows me to purchase 59,500 shares of Vista stock at a price of $8.50 per share. When I exercise that option I presently intend to sell all or some portion of those shares. Vista agrees that it will cooperate with me in order that I may sell those shares in a manner which is least disruptive to the market for Vista stock, maximizes the return to me and is not disadvantageous to Vista.


                                        Agreed:     /s/ L. P. Klamon
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                                                        L. P. Klamon